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                                                                    Exhibit 99.2

                                  [VION LOGO]

                          COMPANY CONTACT:  Vion Pharmaceuticals, Inc.
                                            Howard B. Johnson, CFO
                                            (203) 498-4210 phone

                 Vion To Be Listed on the Nasdaq SmallCap Market

NEW HAVEN, CT, December 18, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) today announced that the Nasdaq Listing Qualification Panel has determined that the Company's common stock will be transferred from the Nasdaq National Market to the Nasdaq SmallCap Market effective with the open of business on December 19, 2002. The Company's common stock will continue to trade under the symbol VION.

The Company previously announced that the Company had received notification from Nasdaq that the Company's common stock would be delisted from the Nasdaq National Market because the Company did not comply with Nasdaq's minimum bid price requirements. Specifically, the Company did not comply with Marketplace rule 4450(a)(5) when the bid price of the Company's common stock closed at less than $1.00 per share for 30 consecutive trading days.

By transferring to the Nasdaq SmallCap Market, the Company may be eligible for an additional grace period in which to satisfy the minimum bid price requirement, potentially until July 14, 2003, provided it meets other applicable listing criteria.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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